                                                                     EXHIBIT 4.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SECURITIES OFFERED HEREBY CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDER HAS PROVIDED SELLER WITH A LEGAL OPINION ACCEPTABLE TO SELLER TO THAT EFFECT.

                             ____________________

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is made as of ___________, 2000, by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("Seller"), and _____________________________________________
___________________________________________ (Purchaser").

                                   RECITALS

     A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, shares of the common stock, par value $.001 per share, of Seller (the "Common Stock"), pursuant to the terms and conditions of this Agreement and in reliance on Rule 506 under Regulation D ("Regulation D") promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

     B. The shares subject to this Agreement have not been registered under the Securities Act, or under the state securities laws of any state of the United States.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties agree as follows:

                                   Article 1
                               Purchase and Sale
                               -----------------

     1.1  Purchase of Common Stock.  On the terms and subject to the conditions
          ------------------------
contained in this Agreement, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller ______________ shares of Common Stock (the "Purchased Stock").

     1.2  Purchase Price. Purchaser shall pay to Seller a per share purchase
          --------------
price of U.S. $3.00 , for a total purchase price of U.S. $__________________ for
               -----
the Purchased Stock (the "Purchase Price"). Purchaser shall pay Seller the Purchase Price by wire transfer in United States funds at Closing to:

     ACCOUNT NAME:


     BANK:

     BRANCH:





     ABA ROUTING #:

     ACCOUNT #:

     CONTACT:


     1.3  Closing.  The closing of the transaction contemplated by this
          -------
Agreement (the "Closing") shall be held on such date and at such time on or before March 31, 2000, as the parties may agree, unless such date is extended by agreement of the parties (the "Closing Date"). On the Closing Date, Seller will cause its transfer agent to prepare a certificate or certificates representing the Purchased Stock, which certificate(s) shall be delivered to Purchaser at an address identified by Purchaser.

     1.4  Registration.  Seller agrees to use its best efforts to file a
          ------------
registration statement with the U.S. Securities and Exchange Commission within 60 days after the Closing Date to register the resale of the Purchased Stock by Purchaser. Purchaser agrees to provide Seller in a timely manner any information required to be provided by Purchaser in connection with the filing of the registration statement.

                                  Article  2
              Representations, Warranties and Covenants of Seller
              ---------------------------------------------------

     To induce Purchaser's execution of this Agreement and consummation of the transaction contemplated by this Agreement, Seller represents, warrants and covenants as follows:

     2.1  Corporate Organization; Authorization.  Seller is duly incorporated,
          -------------------------------------
validly existing and in good standing as a corporation under the laws of the State of Washington and has full corporate power and corporate authority to enter into this Agreement and to issue and sell the Purchased Stock. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

     2.2  Capital Stock.  Seller has authorized capital stock consisting of
          -------------
100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of January 31, 2000, Seller had outstanding of record 21,422,511 shares of Common Stock and 136,647 shares of Series B Convertible Preferred Stock.

     2.3  Reporting Compliance.  Seller's Common Stock is registered pursuant to
          --------------------
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Seller has filed all materials required to be filed pursuant to
Section 13(a) or 15(d) of the Exchange Act for a period of at least 12 months immediately preceding the date of this Agreement.

     2.4  Information.  Seller has instructed its placement agent, Marcel Huber,
          -----------
to deliver to Purchaser a copy of Seller's Annual Report on Form 10-K for Seller's fiscal year ended May 31, 1999, copies of Seller's Quarterly Reports on Form 10-Q for the periods ended August 31, 1999 and November 30, 1999, and a copy of the proxy statement for Seller's special meeting of shareholders to be held on March 6, 2000 (the "Offering Materials"). The information concerning Seller set forth in this Agreement and the Offering Materials is, as of the date thereof, complete and accurate in all material respects and, to the best of Seller's knowledge, does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Upon request, Seller shall provide to Purchaser any additional reports filed with the SEC after the date of this Agreement but prior to the Closing Date.

     2.5  Characteristics of the Shares.  The Purchased Stock, when issued and
          -----------------------------
delivered to Purchaser, will be duly and validly authorized and issued, fully paid, and nonassessable. There are no preemptive rights to acquire Common Stock of Seller.

                                  Article  3
            Representations, Warranties and Covenants of Purchaser
            ------------------------------------------------------

     As an inducement to, and with the intent that Seller rely on the accuracy thereof, Purchaser represents, warrants and covenants as follows:

     3.1   Organization.  If Purchaser is an entity, it is duly organized and
           ------------
validly existing under the laws of the jurisdiction of its organization. Purchaser has the requisite power and is duly authorized under all applicable laws, regulations and ordinances to acquire the Purchased Stock. The execution and delivery of this Agreement will not violate any provision of Purchaser's governing charter or any other contractual or legal obligation of Purchaser.

     3.2  Approval of Agreement.  Purchaser has taken all action required by
          ---------------------
applicable law, its governing charter, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement is the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not required to obtain the authorization, approval, consent, or order of, or make a registration or filing, with any court or other regulatory or governmental body in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in the breach of any term or provision of, constitute an event of default under, or require the consent or approval of any third-party pursuant to any material contract, agreement, or instrument to which Purchaser is a party or to which any of its properties or operations are subject.

     3.3  Information. The information concerning Purchaser provided to Seller
          -----------
in connection with this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     3.4  Risk Factors.  Purchaser has been informed and fully understands that
          ------------
there are risks associated with purchasing the Purchased Stock, including without limitation those set forth in Article 4, which factors Purchaser has considered carefully before executing this Agreement.

     3.5  Purchaser's Financial Condition.  Purchaser is an accredited investor,
          -------------------------------
as that term is defined in Regulation D promulgated under the Securities Act. Purchaser is capable of bearing the economic risk and the burden of this investment, including, but not limited to, the possibility of the complete loss of the Purchase Price. Purchaser understands that there are substantial restrictions on the transferability of the Purchased Stock, which may make the liquidation of the Purchased Stock impossible for the immediate future.

     3.6  Disclosure.  Purchaser has received copies of the Offering Materials.
          ----------
All documents requested by Purchaser have been made available for inspection and copying. Purchaser has been supplied with all of the additional information concerning the Purchased Stock and Seller that Purchaser has requested.

     3.7  No Registration.  Purchaser acknowledges that the Shares are being
          ---------------
issued without being registered under the Securities Act, or under any applicable securities acts. The Purchased Shares are being acquired by Purchaser for its own account, for investment (and not on behalf of, or with a view toward distribution to, any other person) under exemptions from the registration provisions of the Securities Act. Purchaser acknowledges that it must therefore hold the Purchased Shares indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that Seller will place stop transfer instructions with respect to the Purchased Shares. Seller is under no obligation to register the Purchased Shares or take any other action which would make an exemption from registration available, and Seller is under no obligation to cause or permit the Purchased Shares to be transferred in the absence of such registration or an opinion satisfactory to Seller's counsel that an exemption is available.

     3.8  Exclusive Reliance on this Agreement; No Oral Representations.  In
          -------------------------------------------------------------
making the decision to purchase the Purchased Stock, Purchaser has relied exclusively upon information provided by this Agreement, information in any books, records or documents of Seller provided by Seller to Buyer in connection with this Agreement, and any investigations made by Purchaser. Purchaser confirms that it is not relying upon any oral representations or statements made by Seller or by any other person in purchasing the Purchased Stock.

     3.9  Rule 144.  Purchaser acknowledges that the Purchased Shares are
          --------
restricted securities, as defined in Rule 144 under the Securities Act, that the Purchased Shares may not be resold in reliance on Rule 144 for at least one year after issuance, and that once the Purchased Shares are eligible for resale under Rule 144, they will be subject to certain resale restrictions contained in Rule 144, including volume limitations and restrictions on the manner of resale, until they have been held for two years as provided in Rule 144. If Purchaser is an affiliate of Seller for purposes of Rule 144, Purchaser understands that certain restrictions on resale would continue to apply under Rule 144 for so long as Purchaser is an affiliate.

     3.10  Legend.  Purchaser acknowledges that the certificates representing
           ------
the Purchased Shares will bear substantially the following legend until such legend can be removed under applicable securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDER HAS PROVIDED SELLER WITH A LEGAL OPINION ACCEPTABLE TO SELLER TO THAT EFFECT.

     3.11  Further Actions.  Purchaser shall execute and deliver to Seller, at
           ---------------
or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like, as Seller and its counsel may reasonably request in connection with Seller's reliance on exemptions from registration under Regulation D or any other securities laws.

     3.12  No Other Assurances.  Seller and Purchaser acknowledge that the basis
           -------------------
for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

                                   Article  4
                                  Risk Factors
                                  ------------

     Purchaser acknowledges that there are risks associated with purchasing the Purchased Stock, including without limitation, the following:

     4.1  Risk of Dilution.  Certain events, such as the issuance by Seller of
          ----------------
its equity securities, including Common Stock or other securities convertible into or exercisable for Common Stock, in connection with any financing, as part of the purchase price for any future acquisition of companies or technologies, as part of any employee compensation, stock purchase, or incentive program, pursuant to the exercise of warrants or stock options, or for any other corporate purpose, may result in immediate and substantial book value dilution.

     4.2  Effect of Preferred Stock.  As of January 31, 2000, Seller had
          -------------------------
outstanding 136,647 shares of Series B Convertible Preferred Stock ("Preferred Stock"). Upon conversion of a share of Preferred Stock, the holder will receive a number of shares of Common Stock equal to $100 divided by the then-applicable conversion price of the Preferred Stock. The conversion price of the Preferred Stock is the lower of (a) $7.20 per share, or (b) the average of the three lowest closing bid prices per share of Common Stock over the 22 trading days before conversion. As of January 31, 2000, the conversion price was $1.2083 per share. Seller cannot issue more than 3,000,000 shares of Common Stock pursuant to conversion unless Seller's shareholders approve the issuance of additional shares of Common Stock over the 3,000,000 shares already reserved for issuance (the "Additional Shares"). Alternatively, Seller would be entitled to redeem any Preferred Stock whose conversion would cause the issuance of Additional Shares, at $115 per share, except that the indenture governing the Company's outstanding 11 1/4% senior subordinated notes (the "Indenture") restricts the Company's ability to do so. As of January 31, 2000, 33,353 shares of Preferred Stock had been converted into 2,959,773 shares of Common Stock, and 136,647 shares of Preferred Stock remained outstanding. Seller has called a special meeting of its shareholders for March 6, 2000, to consider a proposal to approve issuance of a sufficient number of shares of Common Stock to permit conversion of the outstanding Preferred Stock. If Seller's shareholders approve the proposal, the number of Additional Shares actually issued will depend on the market price of Seller's Common Stock at the times when Preferred Stock is converted by the holders and could result in the issuance of a substantial number of Additional Shares. If Seller's shareholders do not approve the proposal, and Seller is therefore unable to convert any of the Preferred Stock, and if Seller cannot redeem the Preferred Stock which upon conversion would cause the issuance of the Additional Shares, then Seller will incur a monthly penalty of 2% of the Preferred Stock's liquidation preference until the Seller redeems the Preferred Stock or obtains shareholder approval to issue the Additional Shares. As of

January 31, 2000, the Company estimates that the penalty would be approximately $273,000 per month.

     4.3  No Agency Approval.  No federal or state agency has made any finding
          ------------------
or determination as to the fairness for investment or made any recommendation or endorsement of the Purchased Stock.

     4.4  Acquisition Risks.  Seller has pursued an aggressive growth strategy
          -----------------
and expects to continue to evaluate and pursue potential strategic acquisitions. The success of this strategy depends upon Seller's ability to manage the risks associated with acquisitions. These risks include: (i) the ability of Seller to assess the value, strengths and weaknesses of acquisition candidates accurately; (ii) Seller's effectiveness in implementing necessary changes at newly acquired subsidiaries; (iii) possible diversion of management attention from Seller's operations; and (iv) possible increased borrowings, disruption of product development cycles and dilution of earnings per share. Seller has incurred substantial losses in connection with its acquisition of Electronic Specialty Corporation, and its investment in Orca Technologies, Inc. The size of Seller's European Aerospace Group, which was acquired in July 1998, will cause it to have a significant impact on Seller's future financial results. If Seller fails to manage these or other acquisition risks, or if Seller fails to dispose of unsuccessful businesses on satisfactory terms, there could be a material adverse effect on Seller and its financial performance.

     4.5  Management of Growth.  Seller has experienced rapid growth from both
          --------------------
operations and acquisitions. This growth has placed and will continue to place significant demands on Seller's managerial, administrative, financial and
operational resources.   For example, both Seller's total number of employees
and the number of its operating sites nearly doubled as a result of the acquisition of Seller's European Aerospace Group. Seller's operating divisions have had different accounting systems, which Seller has integrated or has plans to integrate. As Seller grows and becomes more complex, an increasing level of diligence in its business decisions will be necessary to comply with regulatory and accounting requirements. To manage its growth effectively, Seller must continue to improve its operational, accounting, financial and other management processes and systems, and must continue to attract and retain highly skilled management and technical personnel.

     4.6  Significant Debt.   Seller incurred substantial debt and payment
          ----------------
obligations in order to finance the acquisition of the European Aerospace Group and ongoing operations. This debt could have important consequences, such as:
(i) making Seller unable to obtain additional financing in the future; (ii) diverting a significant portion of Seller's cash flow to principal and interest payments and away from operations, acquisitions and capital expenditures; (iii) increasing Seller's interest expense and decreasing Seller's net income; (iv) putting Seller at a competitive disadvantage in relation to competitors with less debt; or (v) limiting Seller's flexibility in adjusting to downturns in its business or market conditions.

     4.7  Ability to Make Debt Payments.  Seller's future financial and
          -----------------------------
operating performance will affect its ability to make payments on its debt. Since Seller's performance is affected by many factors, some of which are beyond its control, there is no assurance that

Seller will have sufficient cash flow to make its debt payments when scheduled, or at all. If Seller did not have sufficient cash flow to make its debt payments, Seller could be forced to: (i) reduce or delay capital expenditures;
(ii) dispose of material assets or operations, potentially at a loss; (iii) restructure or refinance its debt at potentially higher rates of interest; or
(iv) seek additional equity capital, which could dilute the value of the shares held by Seller's existing shareholders. There is no assurance that Seller would be able to achieve any of these actions on satisfactory terms or at all. In addition, if Seller were unable to repay its secured debt, Seller's secured lenders could proceed against any collateral securing that debt.

     4.8  Restrictive Debt Covenants.  Seller is subject to a number of
          --------------------------
significant covenants under some of the agreements governing its debt. Those covenants restrict a number of corporate activities, including the ability of Seller to: (i) dispose of or create liens on assets; (ii) incur additional indebtedness; (iii) prepay or amend certain debt; (iv) pay dividends or repurchase stock; (v) enter into sale and leaseback transactions; (vi) make investments, loans or advances; (vii) engage in acquisitions, mergers or consolidations; (viii) make capital expenditures; (ix) change the business conducted by Seller or its subsidiaries; or (x) engage in certain transactions with affiliates. The breach of any of these covenants could result in a default that would permit the lenders to declare all amounts owed by Seller to be immediately due and payable. As a result, Seller's lenders might terminate their commitments to extend further credit to Seller. In addition, if there is a change of control of Seller, Seller may be required to repay its debt. Any of these events could have a material adverse effect on Seller and its financial performance.

     4.9  Possible Need for Additional Capital.  Seller believes that its
          ------------------------------------
working capital and unused lines of credit will be sufficient to meet Seller's obligations as they become due during fiscal 2000. However, the Company may need to obtain additional cash during or after fiscal 2000. Seller's actual capital needs will depend on many unpredictable factors, such as: (i) actual revenue generated from operations; (ii) interest due on Seller's variable rate debt; (iii) capital expenditures required to remain competitive; and (iv) cash required for acquired companies, future acquisitions, and financing transaction costs. As a result of these factors, Seller is unable to predict accurately the amount or timing of its future capital needs, if any. Should Seller need to dispose of assets to generate cash, there is no assurance that the carrying values will be realizable upon liquidation outside of the ordinary course of business. Seller's inability to obtain additional cash if and when needed could have a material adverse effect on Seller's financial position and results of operations.

     4.10  Foreign Operations.  Maintaining its European Aerospace Group
           ------------------
subjects Seller to the risks of foreign operations. These risks include: (i) Seller's ability to manage operations in the United Kingdom effectively from its Wenatchee, Washington headquarters; (ii) unfavorable changes in foreign government policies, regulations, tariffs, taxes and other trade barriers; (iii) exchange controls and limitations on dividends or other payments; and (iv) devaluations and fluctuations in currency exchange rates.

     4.11  Exchange Rates.  Because of its European Aerospace Group, Seller may
           --------------
decide to engage in hedging transactions in order to protect Seller from losses if the exchange rate between the U.S. dollar and the British pound sterling changes. However, hedging transactions may not completely offset such losses. The European Aerospace Group has a few contracts that are in European currencies other than British pounds sterling, or in U.S. dollars. Seller believes that the conversion of such currencies to the Euro will not have a material adverse effect on the European Aerospace Group's business or financial condition.

     4.12  Aerospace Industry Risks; Cyclicality. Seller operates in
           -------------------------------------
historically cyclical industries. The aerospace, defense and transportation industries are sensitive to general economic conditions and have been adversely affected by past recessions. In past years, the aerospace industry has been adversely affected by a number of factors, including increased fuel and labor costs, and intense price competition. Recently, the commercial aircraft industry has experienced a downturn in the rate of its growth due to changing economic conditions and as a result of the ongoing financial crisis in Asia, which has caused reduction in production rates for some commercial airline programs. Additional cancellations or delays in aircraft orders from Asian customers of Boeing or Airbus could reduce demand for Seller's products and could have a material adverse effect on Seller's business and financial performance. There is no assurance that this trend will not continue or that general economic conditions will not lead to a downturn in demand for core products of Seller.

     4.13  Dependence on Key Management and Technical Personnel.   Seller
           ----------------------------------------------------
believes that its ability to successfully implement its business strategy and to operate profitably depends significantly on the continued employment of its senior management team, led by its president, Donald A. Wright, and its significant technical personnel. Seller has key man life insurance policies on the life of Mr. Wright totaling $8 million. Seller's business and financial results could be materially adversely affected if Mr. Wright, other members of the senior management team, or significant technical personnel become unable or unwilling to continue in their present employment. In addition, Seller's growth and future success will depend in large part on its ability to retain and attract additional board members, senior managers and highly skilled technical personnel. Competition for such individuals is intense, and there is no assurance that Seller will be successful in attracting and retaining them. Seller's failure to do so could have a material adverse effect on Seller's business and financial performance.

     4.14  Technological Change; Development of New Products.  The market for
           -------------------------------------------------
Seller's products is characterized by evolving technology and industry standards, changes in customer needs, adaptation of products to customer needs, and new product introductions. Seller's competitors from time to time may announce new products, enhancements, or technologies that have the potential to replace or render Seller's existing products obsolete. Seller's success will depend on its ability to: (i) enhance its current products and develop new products to meet changing customer needs, and achieve market acceptance of such products; and (ii) anticipate or respond to evolving industry standards and other technological changes on a timely and cost-effective basis. Seller's failure to do so, or any significant delay, could have a material adverse effect on Seller's business and financial performance.

     4.15  Product Liability.  Seller is subject to the risk of product
           -----------------
liability claims and lawsuits for harm caused by its products. Seller maintains product liability insurance with a maximum coverage of $2 million. However, there is no assurance that this insurance will be sufficient to cover any claims that may arise. A successful product liability claim in excess of Seller's insurance coverage could have a material adverse effect on Seller's business and financial performance.

          4.16 Competition.  Seller is subject to substantial competition in
               -----------
many of the markets that it serves. Many of these competitors represent substantial long-term competition, as they have greater financial resources, broader experience, better name recognition and more substantial marketing operations. Components and products similar to those made by Seller can be made by competitors using a number of different manufacturing processes. Seller believes that its manufacturing processes, proprietary technologies, and experience provide significant advantages to Seller's customers, such as high quality, more complete solutions, competitive prices, and physical properties that must meet stringent demands. However, alternative forms of manufacturing can be used to produce many of the components and products made by Seller. In addition, new developments by competitors are expected to continue, and Seller's competitors could develop products that are viewed by customers as more effective or more economical than Seller's product lines. Seller may not be able to compete successfully against current and future competitors, and the competitive pressures faced by Seller could have a material adverse effect on Seller and its financial performance.

          4.17 Availability and Cost of Materials.  The European Aerospace Group
               ----------------------------------
obtains approximately 70% of its titanium from one supplier and is subject to a lead time of approximately 65 weeks in ordering and obtaining titanium. While the European Aerospace Group generally has managed the ordering process to obtain titanium when needed, a labor strike at the supplier negatively affected the group's ability to obtain timely deliveries of titanium during fiscal 1999. Although the shortage of titanium did not have a material adverse effect on the European Aerospace Group's business or on the financial condition of Seller, some business was lost due to customers' dual sourcing contracts, and some customer orders that were expected to be delivered in fiscal 1999 were delayed into fiscal 2000. The effect of the strike emphasizes the fact that a failure of Seller to obtain titanium or other raw materials when needed, or significant cost increases imposed by suppliers of raw materials such as titanium or aluminum, could have a material adverse effect on Seller and its financial performance. Seller generally has readily available sources of all raw materials and supplies it needs to manufacture its products and, where possible, Seller maintains alternate sources of supply. However, Seller does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. Shortages of, or price increases for, certain raw materials and supplies used by Seller have occurred in the past and may occur in the future. Future shortages or price fluctuations could have a material adverse effect on Seller's ability to manufacture and sell its products in a timely and cost-effective manner.

          4.18 Proprietary Rights.  Significant aspects of Seller's business
               ------------------
depend on proprietary processes, know-how and other technology that are not subject to patent protection. Seller relies on a combination of trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection to protect its proprietary technology. However, there is no assurance that Seller's competitors may not develop or utilize technology that is the same as or similar to such technology of Seller. Seller has 32 U.S. patents, one European patent enforceable in the U.K., and several patent applications in the U.S. and in other jurisdictions, most of which pertain to the U.S. Electronics Group. There is no assurance that any of the patent applications will result in issued patents, that existing patents or any future patents will give Seller any competitive advantages for its products or technology, or that, if challenged, these patents will be held valid and enforceable. Most of Seller's issued patents expire at various times over the next 15 years, with 16 patents expiring over the next five years. Although Seller believes that the manufacturing processes of much of its patented technology are sufficiently complex that competing products made with the same technology are unlikely, there is no assurance that Seller's competitors will not design competing products using the same or similar technology after these patents have expired. Despite the precautions taken by Seller, unauthorized parties may attempt to copy aspects of Seller's products or obtain and use information that Seller regards as proprietary. Existing intellectual property laws give only limited protection with respect to such actions, and policing violations of such laws is difficult. The laws of certain countries in which Seller's products are or may be distributed do not protect products and intellectual property rights to the same extent as do the laws of the United States. Seller could be required to enter into costly litigation to enforce its intellectual property rights or to defend infringement claims by others. Such infringement claims could require Seller to license the intellectual property rights of third parties. There is no assurance that such licenses would be available on reasonable terms, or at all.

          4.19 Environmental Matters.  Seller's facilities are subject to
               ---------------------
governmental laws and regulations concerning solid waste disposal, hazardous materials generation, storage, use and disposal, air emissions, waste water discharge, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for Seller because a number of the metals, chemicals and other materials used in and resulting from its manufacturing processes are classified as hazardous substances and hazardous wastes. If permitting and other requirements of applicable Environmental Laws are not met, Seller could be liable for damages and for the costs of remedial actions and could also be subject to fines or other penalties, including revocation of permits needed to conduct its business. Any permit revocation could require Seller to cease or limit production at one or more of its facilities, which could have a material adverse effect on Seller and its financial performance. Seller has an ongoing program of monitoring and addressing environmental matters, and from time to time in the ordinary course of business is required to address minor issues of noncompliance at its operating sites. Recently, Seller identified certain operations or processes that lacked required permits or otherwise are not in full compliance with applicable Environmental Laws. Although Seller believes these items are not material, Seller is taking steps to remedy any noncompliance. Environmental Laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. As a generator of hazardous materials, Seller is subject to financial exposure with regard to its properties even if it fully complies with these laws. In addition, certain of Seller's facilities are located in industrial areas and have lengthy operating histories. As a consequence, it is possible that historical or neighboring activities have affected properties currently owned by Seller and that, as a result, additional environmental issues may arise in the future, the precise nature of which Seller cannot now predict. There is no assurance that any present or future noncompliance with Environmental

Laws or future discovery of contamination will not have a material adverse effect on Seller's results of operations or financial condition.

          4.20 Government Regulation.  Certain of Seller's products are
               ---------------------
manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the United States government, Seller is directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Some of these regulations relate specifically to the vendor-vendee relationship with the government, such as the bidding and pricing rules. Under regulations of this type, Seller must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. Seller is also subject to many regulations affecting the conduct of its business generally.
For example, in the United States Seller must adhere to federal acquisition requirements and standards established by the Occupational Safety and Health Act relating to labor practices and occupational safety standards. Seller is currently updating and implementing written policies and training programs relating to employee health and safety matters at several of its facilities. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. In addition, some of Seller's customers are in the defense industry, and loss of governmental certification by such customers could have a material adverse effect on their purchases from Seller and Seller's business and financial performance.

                                   Article 5
                                Indemnification
                                ---------------

     5.1  Indemnification by Purchaser.  Purchaser will indemnify and hold
          ----------------------------
harmless Seller and its directors, officers, agents and employees, and each person, if any, who controls Seller within the meaning of the Securities Act ("Affiliates"), from and against any and all claims, damages, expenses, liabilities, or actions ("Claims") to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or based upon a misrepresentation or alleged misrepresentation of material fact contained in any application or statement filed with a governmental body by Seller or the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements made therein not misleading, but only insofar as any such misrepresentation or omission was made in reliance upon and in conformity with information furnished in writing by Purchaser. Purchaser agrees at any time upon the request of Seller to furnish a written letter or statement confirming the accuracy of any information provided to Seller by Purchaser. This Section 5.1 shall remain operative and in full force and effect, regardless of any investigation, made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement.

     5.2  Indemnification by Seller.  Seller will indemnify and hold harmless
          -------------------------
Purchaser and its Affiliates from and against any Claims to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any proxy statement, report, application or statement filed with a governmental body by Purchaser, or arising out of or are based upon the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Seller expressly for use therein. Seller agrees at any time upon the request of Purchaser to furnish to it a written letter or statement confirming the accuracy of the information with respect to Seller contained in any document referred to in this Section 5.2.

                                   Article 6
                      Conditions Precedent to Obligations
                      -----------------------------------

     The obligations of each party to this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     6.1  Accuracy of Representations.  The representations and warranties made
          ---------------------------
by each party in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and such party shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such party prior to or at the Closing.

     6.2  Other Items.  Each party shall have received such further documents,
          -----------
certificates or instruments relating to the transactions contemplated hereby as the other party may reasonably request.

                                   Article 7
                               General Provisions
                               ------------------

     7.1  Amendment or Waiver.  Every right and remedy provided in this
          -------------------
Agreement shall be cumulative with every other right and remedy, whether conferred in this Agreement, at law, or in equity, and may be enforced concurrently with any right conferred by this Agreement, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by the parties, with respect to any of the terms contained in this Agreement, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     7.2  Attorneys' Fees.  In the event any party institutes and prevails in
          ---------------
any action or suit to enforce this Agreement or to secure relief from any default under or breach of this

Agreement, the defaulting or breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including without limitation reasonable attorneys' fees incurred in connection with such dispute and in enforcing or collecting any judgment rendered pursuant to such dispute.

     7.3  Governing Law.  This Agreement shall in all respects, including all
          -------------
matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without reference to any rules governing conflicts of laws.

     7.4  No Brokers.  Purchaser and Seller agree that no third person, except
          ----------
for Marcel Huber, has in any way brought the parties together or been instrumental in the negotiation, execution, or consummation of this Agreement. Purchaser and Seller each agree to indemnify the other against any claim by any third person, other than Marcel Huber, for any commission, brokerage, finders fee, or other payment with respect to this Agreement or the transactions contemplated hereby based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied, arising from the actions of such party. The covenants set forth in this Section 7.4 shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

     7.5  No Public Announcement.  Neither of the parties to this Agreement
          ----------------------
shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement
(a) in the United States, or (b) outside the United States, unless that party has first provided a copy of such press release or public announcement to the other party at least five days prior to release. However, nothing contained in this Agreement shall prohibit any party from making any public disclosure or announcement which is required by law or shall prohibit Seller from making a public announcement on or after the Closing Date with respect to the completion of the offering.

     7.6  Notices.  All notices, demands, requests, or other communications
          -------
required or authorized under this Agreement shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

          If to Seller, to:  PACIFIC AEROSPACE & ELECTRONICS, INC.
                             Attention:  Donald A. Wright
                             President and Chief Executive Officer
                             430 Olds Station Road, Third Floor
                             Wenatchee, Washington 98801
                             Facsimile Transmission: (509) 667-9696
                             Telephone: (509) 667-9600

          If to Purchaser:   To the address, telephone or facsimile numbers set
                             forth on the signature page or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder.

     Any such notice, demand, request, or other communication shall be deemed to have been given as of the date personally delivered or on the first business day after a legible copy sent by facsimile transmission is received, three days after the date mailed by registered or certified mail, or on the first business day after the date sent by overnight delivery.

     7.7  Survival; Liability.  The representations, warranties, and covenants
          -------------------
of the respective parties as set forth in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement. Seller's cumulative liability to Purchaser for breaches of this Agreement shall not exceed the Purchase Price.

     7.8  Third-Party Beneficiaries.  This Agreement is solely between Seller
          -------------------------
and Purchaser, and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

     7.9  Counterparts.  This Agreement may be executed in multiple
          ------------
counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     7.10  Entire Agreement.  This Agreement, together with the documents to be
           ----------------
delivered pursuant to this Agreement, represents the entire agreement between the parties relating to the subject matter of this Agreement. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth in this Agreement.

Executed as of the date first set forth above.


                           SELLER:

                           PACIFIC AEROSPACE & ELECTRONICS, INC.



                            By:   /s/ Donald A. Wright
                                ----------------------
                               Donald A. Wright
                               President and CEO

                               PURCHASER:

                               ------------------------------------------


                               By: /s/
                                  ---------------------------------------

                                  Its:
                                      -----------------------------------

                               Purchaser's Address:

                               ------------------------------------------
                               ------------------------------------------
                               ------------------------------------------

                               Attention:
                                         --------------------------------
                               Facsimile Transmission:
                                                      -------------------
                               Telephone:
                                          -------------------------------

                               Exact Name(s) for Certificate:

                               ------------------------------------------

                               ------------------------------------------

                               Address for Certificate Delivery:

                               ------------------------------------------
                               ------------------------------------------
                               ------------------------------------------